UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2015

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 14, 2015, Prudential Financial, Inc. (the “Company”) along with its subsidiary, Prudential Funding, LLC (“Prudential Funding”), entered into a $4 billion five year credit agreement (the “Five Year Credit Facility”), with JPMorgan Chase Bank, N.A., as Administrative Agent and Several L/C Agent, and certain other financial institutions as lenders. The Prudential Insurance Company of America is also a party to the Five Year Credit Facility for purposes of providing certain representations, warranties and covenants contained therein, but it is not a borrower under the Five Year Credit Facility. The Five Year Credit Facility amends and restates the Company’s previously-existing $2 billion five year credit facility and $1.75 billion three year credit facility. There are currently no amounts outstanding under the Five Year Credit Facility or the previously-existing credit facilities.

Borrowings under the Five Year Credit Facility may be used for general corporate purposes. The Company expects that it may borrow under the Five Year Credit Facility from time to time to fund its working capital needs and those of its subsidiaries. In addition, amounts under the Five Year Credit Facility may be drawn in the form of standby letters of credit that can be used to meet the operating needs of the Company and its subsidiaries. Any borrowings under the Five Year Credit Facility would mature no later than the expiration date of the facility and would bear interest at the rates set forth in the credit agreement. Amounts due under the Five Year Credit Facility may be accelerated upon an event of default if not otherwise waived or cured. The Company will also pay a commitment fee on undrawn amounts at the rates set forth in the credit agreement.

The Five Year Credit Facility contains representations and warranties, covenants and events of default that are customary for facilities of this type; however, borrowings under the Five Year Credit Facility are not contingent on the borrowers’ credit ratings nor subject to material adverse change clauses. Borrowings under the Five Year Credit Facility are conditioned on the continued satisfaction of customary conditions, including the maintenance by the Company of consolidated net worth of at least $18.985 billion, which for this purpose is calculated as U.S. GAAP equity, excluding accumulated other comprehensive income (loss), equity of non-controlling interests and equity attributable to the Company’s Closed Block.

The lenders and the agents (and their respective subsidiaries or affiliates) under the Five Year Credit Facility have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Company, its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company, its subsidiaries or affiliates, for such services.

The foregoing description of the Five Year Credit Facility is not complete and is qualified in all respects by reference to the credit agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	The following exhibit is being filed as part of this Current Report on Form 8-K:

10.1	Amended and Restated Credit Agreement dated as of April 14, 2015 among Prudential Financial, Inc., Prudential Funding, LLC, as Borrowers, The Prudential Insurance Company of America, JP Morgan, as Administrative Agent and Several L/C Agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2015

PRUDENTIAL FINANCIAL, INC.

By:	/s/ John M. Cafiero
Name:	John M. Cafiero
Title:	Vice President and Assistant Secretary

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement dated as of April 14, 2015 among Prudential Financial, Inc., Prudential Funding, LLC, as Borrowers, The Prudential Insurance Company of America, JP Morgan, as Administrative Agent and Several L/C Agent, and the lenders party thereto.